UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 29, 2008

CAPE FEAR BANK CORPORATION

(Exact name of registrant as specified in its charter)

North Carolina	000-51513	20-3035898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1117 Military Cutoff Road Wilmington, North Carolina	28405
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (910) 509-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Termination of Compensatory Arrangements. Cape Fear Bank Corporation (“BankCorp”) and its bank subsidiary, Cape Fear Bank (the “Bank”), have entered into written Waiver and Release Agreements dated December 29, 2008, with four of BankCorp’s and the Bank’s named executive officers and two of their directors in which the officers and directors agreed to terminate various compensatory agreements listed in the table below.

Name and Title	Description of Terminated Agreements
Betty V. Norris Senior Vice President and Chief Financial Officer	Salary Continuation Agreement dated June 23, 2005 Severance Agreement dated November 22, 2006 Endorsement Split Dollar Agreement dated June 23, 2005

Lynn M. Burney Senior Vice President and Chief Operations Officer	Salary Continuation Agreement dated June 23, 2005 Severance Agreement dated November 22, 2006 Endorsement Split Dollar Agreement dated June 23, 2005

R. James MacLaren Chief Credit Officer	Severance Agreement dated January 11, 2007 Endorsement Split Dollar Agreement dated July 15, 2004

A. Mark Tyler Chief Banking Officer	Severance Agreement dated January 11, 2007 Endorsement Split Dollar Agreement dated July 15, 2004

W. Lee Crouch, Jr. Chairman	Split-Dollar Plan dated July 15, 2004

Walter O. Winter Director	Split-Dollar Plan dated July 15, 2004

The benefits previously provided for under each of the terminated agreements are described in BankCorp’s definitive annual meeting proxy statement dated November 25, 2008, as filed with the Securities and Exchange Commission. In general, the Salary Continuation Agreements provided for specified retirement benefits in the form of monthly payments to two of the officers following their normal retirement ages described in the agreements, or for a lump sum payment of benefits to be made following death or a change in control of the Bank before normal retirement age. The Severance Agreements provided for specified lump-sum payments to each of the four officers if, following a change in control, their employment was terminated involuntarily without cause, or voluntarily under certain circumstances constituting “good reason,” as defined in the agreements. The Endorsement Split Dollar Agreements and Split Dollar Plan provided for a portion of the death proceeds (over and above the cash surrender values) from insurance policies purchased by the Bank on the lives of the officers and directors to be paid upon their deaths to their beneficiaries. The remainder of the death proceeds of each policy, including the full cash surrender value, would be paid to the Bank.

In connection with the termination of the above agreements, no benefits provided for in the agreements were paid to any of the officers or directors. However, in consideration for the waivers of their respective rights under the Endorsement Split Dollar Agreements and Split Dollar Plan, the Bank:

(1) paid $67,034 to Ms. Norris and $67,658 to Ms. Burney, which payments included reimbursement for Medicare taxes previously paid by the officers on account of benefits they agreed to terminate; and

(2) paid $100 to each of Messrs. MacLaren, Tyler, Crouch and Winter.

In addition to the officers and directors listed above, BankCorp and the Bank entered into similar Waiver and Release Agreements with seven other officers and employees. None of BankCorp’s other directors are parties to a compensatory agreement of a type described above. Upon Craig S. Relan’s retirement from the Board of Directors as further described below, the Split-Dollar Plan between him and the Bank automatically terminated according to its terms.

Retirement of Director. On December 29, 2008, BankCorp received notice from Craig S. Relan of his election to retire from BankCorp’s and the Bank’s Boards of Directors effective on December 31, 2008.

Mr. Relan had served as a director of the Bank since it was organized during 1998, and he became a director of BankCorp when it was incorporated during 2005 as the Bank’s parent holding company. He served as Chairman of BankCorp’s and the Bank’s joint Audit Committee and as a member of their joint Corporate Governance Committee. The Boards of Directors have elected current Audit Committee member Becky Parker O’Daniell, who is a certified public accountant, to serve as Chairman of that Committee, and the Boards appointed Mort S. Neblett to replace Mr. Relan as the third member of the Committee. Mr. Relan’s replacement on the Corporate Governance Committee has not yet been selected.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

CAPE FEAR BANK CORPORATION
(Registrant)

Date: January 5, 2009	By:	/S/ Betty V. Norris
Betty V. Norris
Senior Vice President and Chief Financial Officer

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